UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 10, 2009

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

0-20288	91-1422237
(Commission File Number)	IRS Employer Identification No.

1301 A Street

Tacoma, WA 98402

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e) On November 21, 2008, Columbia Banking System, Inc., a Washington corporation (the “Company”), announced that it had completed raising approximately $76.9 million in capital by issuing 76,898 shares of Series A preferred stock to the U.S. Department of Treasury as a voluntary participant in the Treasury’s TARP Capital Purchase Program.

Participants in the TARP Capital Purchase Program must comply with certain restrictions on their executives’ compensation so long as Treasury holds debt or equity under the program. As a condition to the Company’s participation in the TARP Capital Purchase Program, each of the top five senior executive officers of the Company executed a waiver of any claims against the United States or the Company for any changes that were made to the executive’s compensation or benefits as a result of complying with the regulations issued by the Treasury (the “TARP Waiver”).

The Compensation Committee of the Board of Directors has reviewed all compensation arrangements relating to these five senior executive officers, and determined that an amendment to the Employment Agreement with Melanie Dressel appropriate in light of these regulations. To that end, the material amendments to Ms. Dressel’s Employment Agreement that were approved by the Board include a reduction in the amount of certain payments to Ms. Dressel if those payments would result in her receiving “parachute payments.” Prior to the amendment, the Employment Agreement provided that the Company would reimburse Ms. Dressel for certain taxes that may be payable by her if those payments caused her to have “parachute payments.” The Employment Agreement now provides that total payments and benefits otherwise payable to Ms. Dressel under the Employment Agreement upon the occurrence of a change in control-related event would be limited to an amount equal to $1 less than any parachute payment amount.

As a result of this Amendment and the Committee’s review of the senior executive officers’ compensation arrangements, the Board determined that the Waiver of Executive Compensation Agreement previously filed with the Form 8-K on November 21, 2008 was duplicative of the TARP Waiver and has accordingly, eliminated the Waiver of Executive Compensation Agreement.

A copy of the Amendment to Ms. Dressel’s Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

3.1	Amendment effective February 1, 2009 to the Employment Agreement between the Bank, the Company and Melanie Dressel dated August 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2008	COLUMBIA BANKING SYSTEM, INC.

	By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

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